Exhibit 99.3
MEDIA CONTACTS:
Bob Pearson, Dwayne Cox
(512) 728-3256, (512) 728-6236
bob_pearson@dell.com
Dwayne_cox@dell.com
INVESTOR CONTACTS:
Lynn A. Tyson, Robert Williams
(512) 723-1130, (512) 728-7570
lynn_tyson@dell.com
robert_williams@dell.com
DELL ANNOUNCES DONALD J. CARTY TO SERVE AS COMPANY VICE
CHAIRMAN AND CHIEF FINANCIAL OFFICER
Carty succeeds CFO James M. Schneider, who announced his departure
     ROUND ROCK, Texas, December 19, 2006 — Dell today announced the appointment of Donald J. Carty to serve as the Company’s Vice Chairman and Chief Financial Officer, effective January 1, 2007.
     Mr. Carty has been a member of the Company’s board of directors since 1992 and for much of that time has served as chairman of the Audit Committee. From 1998 to 2003, Carty served as Chairman of the Board and Chief Executive Officer of AMR Corporation. He also previously served as President of AMR Airline Group and American Airlines, Inc. Prior to that he was the Chief Financial Officer and held various other executive positions at AMR and its subsidiaries. Mr. Carty has also served as a director of a number of public companies, including Sears Holding Corporation, Barrick Gold Corporation, CHC Helicopter Corporation, and Hawaiian Holdings, Inc. Mr. Carty is chairman of the Big Brothers Big Sisters of America, a member of the Board of Trustees of Southern Methodist University and of the Executive Board of the SMU Cox School of Business, and a member of the board of directors of the Dallas Center for the Performing Arts Foundation.

     Michael Dell, the Company’s founder and Chairman of the Company’s board of directors, said, “Don has had a long association with the company and we are delighted that he is joining our senior leadership team.” Kevin Rollins, Dell CEO, noted that “Don’s remarkable management experience and his strong understanding of our company make him an ideal candidate to help lead our Dell 2.0 initiative.”
     Mr. Carty succeeds James M. Schneider, the company’s Senior Vice President and Chief Financial Officer. Mr. Schneider will remain with the Company through the end of the current fiscal year to assist Mr. Carty in his transition. Mr. Schneider has recently agreed to become Executive Chairman of the Board of Frontier Bancshares Inc.
     Mr. Schneider joined Dell in September 1996 from MCI Communications Corp., where he was senior vice president of finance. Before joining MCI in 1993, Mr. Schneider was associated with Price Waterhouse for 19 years, including 10 years as a partner.
     Thomas W. Luce, III, a member of the board of directors, will assume Mr. Carty’s duties as Chairman of the board’s audit committee. Mr. Carty, who as CFO will report to Mr. Rollins, will continue to serve as a member of the company’s board of directors and will continue to work directly with Mr. Luce and the audit committee in connection with the ongoing investigation previously disclosed.

About Dell
     Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell sells more systems globally than any computer company, placing it No. 25 on the Fortune 500. For more information, visit www.dell.com. To get Dell news direct, visit www.dell.com/RSS.
# # #
Dell is a trademark of Dell Inc.
Dell disclaims any proprietary interest in the marks and names of others.